Exhibit 99.1

2 Bethesda Metro Center, Suite 1530, Bethesda, MD 20814 T: (240) 507-1300, F: (240) 396-5626 www.pebblebrookhotels.com
News Release
Pebblebrook Hotel Trust Completes $200 Million Unsecured Bank Credit Facility
     Bethesda, MD, June 3, 2011 — Pebblebrook Hotel Trust (NYSE: PEB) (the “Company”) today announced that it has amended and restated its senior credit facility. The new bank facility, which is now unsecured, has $200 million of availability, an increase from $150 million. In addition, the facility provides the Company with an accordion option to upsize the available amount of the credit facility to $400 million. Pricing on the new bank facility has been reduced and the maturity has been extended to June 3, 2014, with an option to extend to June 3, 2015. The company currently has no outstanding balance on the facility.
     “We are extremely pleased with the improved terms and pricing of our line,” noted Raymond D. Martz, Chief Financial Officer for Pebblebrook Hotel Trust. “Our bank group continues to show strong support for our company and our investment strategy. Our conservative balance sheet, combined with the enhanced flexibility and capacity provided by our new facility, will enable us to continue to capitalize on acquisition opportunities.”
     The Company’s senior unsecured credit facility is led by Merrill Lynch, Pierce, Fenner & Smith Incorporated. Bank of America, N.A. serves as Administrative Agent, U.S. Bank National Association serves as Syndication Agent and Raymond James Bank, FSB serves as Documentation Agent. The following banks are also participants in the credit facility: Citibank, N.A.; Crédit Agricole Corporate and Investment Bank; PNC Bank, National Association; Regions Bank; Royal Bank of Canada; Wells Fargo Bank, National Association and Capital One, N.A.
About Pebblebrook Hotel Trust
     Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest in primarily upper upscale, full-service hotels located in large urban and resort markets with an emphasis on the major coastal cities. The company owns 13 hotels, totaling 3,576 guest rooms, in six states and the District of Columbia, including 12 markets: Bethesda, Maryland; San Francisco, California; Buckhead, Georgia; Washington, DC; Minneapolis, Minnesota; Stevenson, Washington (near Portland, Oregon); Santa Monica, California; Philadelphia, Pennsylvania; San Diego, California; Seattle, Washington; West Hollywood, California; and Miami, Florida. For more information, please visit www.pebblebrookhotels.com.
     This press release contains certain “forward-looking” statements relating to, among other things, potential property acquisitions. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the state of the U.S. economy and the supply of hotel properties, and other factors as are described in greater detail in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

     For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.pebblebrookhotels.com.
     All information in this release is as of June 3, 2011. The Company undertakes no duty to update the statements in this release to conform the statements to actual results or changes in the Company’s expectations.
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Additional Contacts:
Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust — (240) 507-1330
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www.pebblebrookhotels.com